Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made in the State of Washington by and between Mark Austin (“Employee”) and IsoRay, Inc. a Minnesota corporation (the “Company”).

WHEREAS, the Company is engaged in the business of providing innovative solutions for the treatment of malignancies using medical isotopes (the “Business”); and

WHEREAS, the parties desire that the Company retain Employee under the terms and conditions set forth in this Agreement: and

WHEREAS, the parties desire to express their mutual agreements, covenants, promises, and understandings in a written agreement;

NOW THEREFORE, in consideration of the premises and the agreements, promises, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

1.       Employment. Effective July 24, 2017 (the “Effective Date”), the Company hereby employs Employee and Employee accepts employment under the terms and conditions of this Agreement.

2.       Position and Duties.

a.       Employee will faithfully and diligently serve the Company to the best of his ability in his position as Controller, and in the performance of such other duties and responsibilities as the Company may assign to him.

b.       Employee will devote his full professional time, attention, and energies to the performance of his duties for the Company. and will not, during his employment under this Agreement, engage in any other business activity, whether or not for profit, except for passive investments in firms or businesses that do not compete with the Company, without the advance written and signed consent of the Company. Notwithstanding this Section 2b, Employee will be permitted to serve as a director of not for profit and for profit businesses that do not compete with the Company.

c.       Employee warrants that during the term of his employment under this Agreement, he will not do any act or engage in any conduct, or permit, condone, or acquiesce in any act or conduct of other persons, that he knew or should have known could cause the Company to be in violation of any law or statute, and Employee agrees to indemnify and hold the Company harmless against any and all liabilities, claims, damages, fees, losses, and expenses of any kind or nature whatsoever attributable directly or indirectly to a violation of this warranty.

d.       Employee agrees to relocate with Employee’s immediate family to the Richland, Washington area on or before July 31, 2018. During the time period July 24, 2017 through July 31, 2018, the Employee will agree to commute to the Richland, Washington office Monday through Friday and work in the office. The company will pay for commute expenses during the first 90 days. After 90 days, the Employee will pay all commute expenses. The Employee will be required to work in Richland, Washington 42 weeks a year.

e.       Employee agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company’s employee handbook, and Code of Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.

f.       As an officer of the Company, Employee owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

3.       Compensation and Benefits. For and in consideration of all services rendered under this Agreement, the Company will compensate Employee as follows:

a.       Salary. During the term of Employee’s employment under this Agreement, Employee will be compensated on the basis of an annual salary of $160,000 (-Wages”), payable in accord with the Company’s standard payroll practices.

b.       Bonus. In addition to Employee’s base salary (Section 3.a), throughout his employment, the Employee will be eligible to participate in the executive bonus plan established by the Board (the “Quarterly Bonus”), based upon metrics that will be established by the Board in its sole discretion. The Employee will have the ability to earn up to 20% of his annual salary. If Employee becomes entitled to a Quarterly Bonus for any calendar year under this Section 3.b, such bonus shall be paid to him by the Company within forty-five (45) days after the end of the calendar quarter in which Employee earned that bonus.

c.       Stock Options. Employee shall be eligible to participate in and receive stock options as defined by the relevant plan. Employee will be issued 75.000 common stock options on the date employment begins. The options granted will have an exercise price equal to the fair market value on the date of grant as defined under the 2017 Plan and shall vest in one-fourth increments immediately and in one-fourth increments thereafter on each anniversary date of this Agreement.

d.       Expenses. The Company will reimburse Employee for all reasonable and necessary expenses that Employee incurs in carrying out his duties under this Agreement in accordance with the Company reimbursement policies as in effect from time to time, provided that Employee presents to the Company from time to time an itemized account of such expenses in such form as the Company may require.

e.       Paid Time Off. Employee will accrue sick leave at the rate of 40 hours per year and paid vacation at the rate of 120 hours per year, both accruing bi-weekly.

f.       Relocation and Retention Bonus. If Employee complies with Section 2.d, the Company will provide the Employee a lump sum payment of $10,000 (“Relocation and Retention Bonus”), which is intended to help Employee with household and family moving expenses. This will be reported to the IRS as wages on Employee’s Form W-2. Employee further agrees to repay a pro rata portion of the Relocation and Retention Bonus if Employee’s employment ends prior to twelve (12) months from the date the Relocation and Retention Bonus is paid.

4.       Term/Termination Of Employment.

a.       Initial Term. Employee’s employment under this Agreement will commence on the Effective Date, and will continue for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement shall renew only upon thirty (30) days written notice as provided in Section 4.b.

b.       Renewal. Unless at least thirty (30) days written notice prior to the end of the Initial Term of the decision not to renew this Agreement by the Company, and subject to the provisions for termination set forth below, the term of Employee’s employment under this Agreement will extend thereafter for a period of one year (the “Renewal Term”). Upon the expiration of each Renewal Term and subject to the provisions for termination set forth below, the term of Employee’s employment under this Agreement will require thirty (30) days written notice of renewal for each successive Renewal Term of one-year.

c.       Termination. This Agreement and Employee’s employment may be terminated by any of the following events:

i.       Expiration of the Initial Term or any Renewal Term without further renewal of the term;

ii.       Mutual written agreement between Employee and the Company at any time;

iii.       Employee’s death;

iv.       Employee’s Disability which renders Employee unable to perform the essential functions of Employee’s job even with reasonable accommodation. -Disability” means a physical or mental condition entitling Employee to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”)) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon the Employee’s Disability and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, Disability shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations. “Subsidiary” means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.

v.       By the Company For Cause as defined in Section 4.d below;

vi.       Resignation by Employee without Good Reason as defined in Section 4.e below;

vii.       Termination without cause, which shall mean any termination of employment by the Company which is not defined in Section 4.c.i through Section 4.c.vi above; or

viii.       Resignation by Employee with Good Reason.

d.       Termination For Cause. The Company may terminate Employee’s employment under this Agreement immediately upon the occurrence of any of the following events (each, a “For Cause” termination):

i.       Employee’s gross inattention to or neglect of, or gross negligence or incompetence in the performance of, duties assigned to him under this Agreement;

ii.       Employee’s acceptance of any other employment;

iii.       Employee’s conviction by a court of or plea of guilty or nolo contendere to fraud, dishonesty, or other acts of misconduct in rendering services on behalf of the Company;

iv.       Any deliberate or unauthorized action or omission by Employee that causes or may cause the Company to breach obligations under any contract;

v.       Employee’s material breach of any covenant, promise, provision, or obligation of this Agreement.

vi.       Employee’s failure to meet conditions under Section 2.d.

e.       Voluntary Termination. Employee may voluntarily terminate his employment hereunder by giving at least sixty (60) days prior written notice to the Board of his intention to terminate employment. Such notice must specify the end of a calendar month as the termination date. Notwithstanding the foregoing, if Employee voluntarily terminates his employment hereunder for Good Reason (as defined below) Employee shall be entitled to the severance benefits payable under Section 5.b.i below. “Good Reason” shall mean, without Employee’s express written consent a material, adverse change in the Employee’s title, authority, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law). Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within twenty (20) days of the initial existence of such grounds and the Company has had twenty (20) days from the date on which such notice is provided to cure such circumstances. If the Company fails to cure the event giving rise to Good Reason within the twenty (20) day cure period, Employee may terminate his employment for Good Reason, provided that if Employee does not terminate his employment for Good Reason within twenty (20) days after the end of the Company’s twenty (20) day cure period, Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.       Company’s Post-Termination Obligations.

a.       Termination under Sections 4.c.i, 4.c.iii, 4.c.iv, 4.c.v and 4.c.vi.

i.       If Employee’s employment terminates for any of the reasons set forth in Sections 4.c.i, 4.c.iii, 4.c.iv, 4.c.v and 4.c.vi above, then the Company will pay Employee (1) all accrued but unpaid Wages, based on Employee’s then current base salary, through the termination date: (2) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Employee’s termination date; and (3) all earned and accrued but unpaid bonuses. Amounts payable pursuant to this Section 5.a.i above shall be paid within thirty (30) days of the Employee’s termination date.

b.       Termination Under Sections 4.c.ii, 4.c.vii, and 4.c.viii.

i.       If Employee’s employment terminates for any of the reasons set forth in Sections 4.c.ii, 4.c.vii, and 4.c.viii, and the Employee has complied with Section 2.d above, then the Company will pay Employee (1) all accrued but unpaid Wages through the termination date, based on Employee’s base salary; (2) the Monthly Compensation (as defined below) for each one month period for a twelve (12) month period; (3) all accrued but unpaid paid time off through the termination date, based on Employee’s then current base salary; (4) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Employee’s termination date; and (5) all earned and accrued but unpaid Quarterly Bonuses. Employee shall continue to participate in the Company’s current benefit programs on the same terms and conditions as active employees and in accordance with the terms of those programs through a twelve-month period to the extent permitted under the terms of those programs and applicable law. “Monthly Compensation” shall be equal to the greater of (x) the average of the total monthly compensation reported on Employee’s tax returns and attributed to Employee by the Company, which was paid to Employee by the Company for the two (2) years preceding year of the date in which the termination occurred or (y) the preceding calendar year reported on Employee’s tax returns and attributed to Employee by the Company but in each of this Section 5.b.i.(x) or (i) adding back in contributions made to deferred compensation plans and group insurance plans of the Company.

ii.       The cash amounts or benefits payable under this Section 5.b. shall be paid ratably according to the regularly scheduled payroll practices of the Company following the expiration of the Severance Delay Period, with the payments provided in subsections (1), (3), (4) and (5) of Section 5.b.i. payable within thirty (30) days, and the payments provided in Section 5.b.i.(2) to be paid over the relevant time periods specified in those subsections. “Severance Delay Period” means. except as otherwise modified by the application of Section 13.b, the period beginning on the date of the Employee’s termination of employment with the Company and ending on the thirtieth (30th) day thereafter. Notwithstanding the foregoing, in the event that the Employee’s termination of employment occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the date of the Employee’s termination of employment with the Company and ending on the sixtieth (60th) day thereafter.

iii.       Except as set forth in this Section 5.b., the Company shall have no other obligations to Employee for termination pursuant to Sections 4.c.ii, 4.c.vii and 4.c.viii.

c.       The Company’s obligation to provide the payments set forth in Section 5.a. and Section 5.b. above shall be conditioned upon the following (the “Separation Conditions”):

i.       Employee’s (or, in the case of Employee’s death or Disability, Employee’s estate or trustee, as applicable) execution prior to the expiration of the Severance Delay Period (and the expiration of any applicable revocation period) of a separation agreement in a form prepared by the Company, which will include a general release from liability so that Employee will release the Company and its Subsidiaries from any and all liability and claims of any kind as permitted by law; and

ii.       Employee’s compliance with the restrictive covenants (Sections 6-9) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

iii.       If Employee refuses to execute (or revokes) an effective separation agreement as set forth in Section 5.c. above prior to the expiration of the Severance Delay Period (or if any applicable revocation period has not yet ended prior to such time), the Company will not provide any payments or benefits to Employee under Section 5.a. and Section 5.a. until such separation agreement is executed and becomes effective; provided that if the period during which Employee can execute an separation agreement (or revoke a previously executed separation agreement) spans two calendar years, the payment will automatically commence in the later of the two years, regardless of the year in which Employee executes the separation agreement. The Company’s obligation to make the separation payments set forth in Section 5.a. and Section 5.a. shall terminate immediately upon any breach by Employee of any post-termination obligations to which Employee is subject.

iv.       Except as provided in this Section 5, following termination of Employee’s employment pursuant to Section 4, the Company shall have no other obligations for compensation of Employee.

d.       Set-Off. If Employee has any outstanding obligations to the Company upon the termination of Employee’s employment for any reason, Employee hereby authorizes the Company to deduct any amounts owed to the Company from Employee’s final paycheck and/or any amounts that would otherwise be due to Employee, including under Section 6 but only to the extent such set-off is made in accordance with Treasury Regulation 1.409A-3(j)(4)(xiii). No other set-off shall be permitted under this Agreement.

6.       Confidential Commercial Information.

a.       Employee acknowledges that he will be entrusted with all Company financial information, SEC reporting documents, legal documents, and data contained within internally employed software, data bases, and computer operations developed by or for the Company (-Confidential Commercial Information”); provided, however, that for the purposes of this Agreement Confidential Commercial Information does not include information (i) that was publicly available prior to Employee’s disclosure or use thereof; or (ii) that Employee lawfully received from some person who was not under any obligation of confidentiality with respect thereto; (iii) that becomes publicly available other than as the result of any breach of this Agreement by Employee; or (iv) that is generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Employee acknowledges that Confidential Commercial Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that the Company has made efforts that are reasonable under the circumstances to maintain the secrecy of Confidential Commercial Information.

b.       Employee acknowledges that he has been instructed by the Company to, and agrees that he will, maintain the Company’s Confidential Commercial Information in a confidential manner. During his employment. Employee will not, directly or indirectly, disclose any Confidential Commercial Information to any person or entity not authorized by the Company to receive or use such Confidential Commercial Information. After the termination of Employee’s employment, for whatever reason and by whatever party. Employee will not, directly or indirectly. use or disclose to any person or entity any Confidential Commercial Information without the prior written authorization of the Company.

c.       All documents and other tangible property relating in any way to the business of the Company that Employee develops or that come into his possession during his employment are the property of the Company, and Employee will return all such documents and tangible property to the Company upon the termination of his employment, or at such earlier time as the Company may request.

d.       Employee acknowledges that all of the commercially available software that the Company uses on its computer system that was not developed specially by or for the Company is either owned or licensed for use by the Company, and that the use of such software is governed strictly by the explicit terms and conditions of licensing agreements between the Company and the publisher of the software, and Employee agrees to adhere to those terms and conditions. Employee will not copy, duplicate, download, transfer, or otherwise make personal use of any software on the Company’s computer system without the Company’s express, written consent.

e.       Employee represents that to the best of his knowledge, the performance of all the terms of this Agreement and of his duties as an employee of the Company will not breach any agreement to keep in confidence any proprietary information that he acquired in confidence prior to his employment under this Agreement, and that Employee has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement. Employee represents that to the best of his knowledge, Employee has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless Employee has obtained express written authorization from the former employer for their possession and use. Employee represents that he has delivered to the Company a true and correct copy of any employment, proprietary information, confidentiality, or non-competition agreement to which he is or was a party with any former employers. and that is or may be in effect as of the date hereof. Employee has been instructed not to breach any obligation of confidentiality that he may have to any former employer, and agrees that he will not commit any such breach during employment with the Company.

7.       Inventions and Copyrights.

a.       Employee acknowledges that, as a part of his duties, during his employment, he may develop discoveries, concepts, and ideas concerning or relating to the Business, whether or not patentable, including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, and concerning any present or prospective activities of the Company that are published before such discoveries, concepts, and ideas (“Inventions”).

b.       Employee will fully disclose and will continue to disclose to the Company all Inventions that he makes or conceives, in whole or in part, at this time or during his employment with the Company.

c.       Any and all Inventions will be the absolute property of the Company or its designees and, at the request of the Company and at its expense, but without additional compensation. Employee will make application in due form for United States patents and foreign patents on such Inventions, and will assign to the Company all his right, title, and interest in such Inventions, and will execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for patents or in order to establish and perfect in the Company the entire right, title. and interest in such Inventions, patent applications, or patents, and also execute any instrument necessary or desirable in connection with any continuations, renewals, or reissues thereof or in the conduct of any related proceedings or litigation.

d.       The Company will own the copyright in all materials created by Employee relating to the Business and eligible for copyright (which will be deemed work made-for-hire). The Company will have the right to apply for copyright registration, including any renewals or extension, whether under the laws of the U.S. or any country having jurisdiction over the copyright. Employee agrees to execute any documents necessary or appropriate for such registration. The Company will also own any trademark, service mark or trade name created by Employee (alone or in conjunction with others) for the Company and used to identify any present or future product, service, activity, operation, or function of the Company. The Company may obtain trademark or service mark protection of the Company’s rights including, at the Company’s discretion, state, federal and international registration. The Company will own all right, title, and interest in and to all results and the work product of Employee’s services for the Company (all of which will be deemed proprietary), free of any reserved rights by Employee, whether or not specifically enumerated in this Agreement.

8.       Post-Employment Restrictions.

a.       Following the termination of Employee’s employment, for whatever reason and by whatever party, and during any Restrictive Period. Employee will not, directly or indirectly, on his own behalf or on behalf of any other person or entity:

i.       enter into or engage in any business that provides Competitive Products or Competitive Services within the Restricted Areas;

ii.       solicit or accept orders for Competitive Products from any person or entity upon whom he called or with whom he had direct or indirect contact on behalf of the Company and who at the time of such conduct is a customer or client of the Company;

iii.       solicit or accept orders for Competitive Products from any person or entity who was a customer or client of the Company during his engagement and who at the time of such conduct is a customer or client of the Company;

iv.       solicit or accept orders for Competitive Products from any person or entity who at the time of such conduct is a customer or client of the Company;

v.       encourage, entice, induce, or influence, directly or indirectly, any person or entity not to do business with the Company;

vi.       encourage, entice, induce, or influence, directly or indirectly, any person to terminate his or her employment with the Company; or

vii.       hire, retain, or offer to hire or retain for the performance of any service in connection with the marketing, distribution, or sale of any Competitive Product any person who at the time of such conduct is an employee of the Company or who was an employee of the Company within the 180-day prior to such conduct.

viii.       solicit or accept orders for Competitive Services from any person or entity upon whom he called or with whom he had direct or indirect contact on behalf of the Company and who at the time of such conduct is a customer or client of the Company;

ix.       solicit or accept orders for Competitive Services from any person or entity who was a customer or client of the Company during his engagement and who at the time of such conduct is a customer or client of the Company;

x.       solicit or accept orders for Competitive Services from any person or entity who at the time of such conduct is a customer or client of the Company.

b.       The Restrictive Periods are: (a) the 90-day period commencing on the termination of Employee’s employment with the Company (“the First Restrictive Period”); and (b) the 90-day period commencing on the expiration of the First Restrictive Period (‘`the Second Restrictive Period”); and (c) the 90-day period commencing on the expiration of the Second Restrictive Period (“the Third Restrictive Period”); and (d) the 90-day period commencing on the expiration of the Third Restrictive Period (“the Fourth Restrictive Period”).

c.       The term of any Restrictive Period set forth in this Agreement will be tolled for any time during which Employee is in violation of any provision of this Agreement and for any time during which there is pending any action or arbitration (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability, or seeks to avoid their performance or enforcement.

d.       “Competitive Products” means any supplies, equipment, products, goods, or services that are similar to or competitive with supplies. equipment. products, goods, or services that the Company marketed, distributed, or sold during Employee’s employment with the Company.

e.       “Competitive Services” means any services provided to a client or competitor of the company that are similar to any services that Employee performed for the Company during Employee’s employment with the Company.

f.       The Restrictive Areas are: (1) the area within a 50 air-mile radius of any location of the Company at which Employee performed services during his employment under this Agreement; and (2) Benton County, Washington; and (3) the state of Washington: and (4) the United States; and (5) any country in which the Company is conducting business at the time of Employee’s separation from employment.

9.       Non-Disparagement. Employee agrees that during the term of Employee’s services to the Company, and at any time thereafter, not to make or communicate any comments or other remarks which are negative or derogatory to the Company or which would tend to disparage, slander, ridicule, degrade, harm or injure the Company (or any business relationship of the Company) or any officer, partnership member, or other employee of the Company or its affiliates.

10.       Remedies. Any breach of the duties and obligations imposed upon Employee by this Agreement would cause irreparable harm to the Company, and the Company could not be fully compensated for any such breach with money damages. Therefore, injunctive relief is an appropriate remedy for any such breach. Such injunctive relief will be in addition to and not in limitation of or substitution for any other remedies or rights to which the Company may be entitled at law or in equity, including without limitation liquidated damages under this Agreement.

11.       Change of Control. Notwithstanding anything to the contrary in the Company’s existing or future incentive plans or any award agreement granted to Employee thereunder, upon a Change of Control, all of Employee’s outstanding unvested equity-based awards granted pursuant to the incentive plans, at Employee’s option, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. -Change of Control” shall mean the first of the following events to occur after the Effective Date:

a.       a Person or one or more Persons acting as a group acquires ownership of stock of the Company that, together with the Company stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

b.       the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; and

c.       a Person or one or more Persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company determined immediately prior to such acquisition.

For purposes of this Section 11,

i.       “Person” shall mean a “person” as defined in Section 7701(a)(1) of the Code, except that such term shall not include (A) the Company (or any Subsidiary thereof), (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

ii.       Stock ownership shall be determined in accordance with the attribution rules of Section 318(a) of the Code.

iii.       The gross fair market value of an asset shall be determined without regard to any liabilities associated with that asset.

iv.       A “Change of Control” shall not be occur (A) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (B) as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

12.       Clawback. Notwithstanding anything contained herein to the contrary, any amounts paid or payable to Employee pursuant to this Agreement or otherwise by the Company, including, but not limited to, any equity compensation granted to Employee. may be subject to forfeiture or repayment to the Company in accordance with Internal Revenue Code Section 409A and pursuant to the clawback policy as adopted by the Board and as such may be amended by the Board from time to time, and Employee hereby agrees to be bound by any such policy.

13.       Compliance with Code Section 409A.

a.       It is intended that each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A.

b.       Notwithstanding anything to the contrary herein, if the Company determines (i) that on the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) that any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(I )(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Employee’s death. Any payments delayed pursuant to this Section 13.b. shall be made in a lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Employee’s death. It is intended that Agreement shall comply with the provisions of Code Section 409A so as not to subject Employee to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

c.       Notwithstanding anything herein to the contrary, a termination of Employee’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination date,” or similar terms shall mean “separation from service.”

d.       For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following Employee’s termination of employment, death. Disability or other event within the periods of time that are specified in this Agreement, provided, however, that the Company, in its sole and absolute discretion, shall determine the date or dates on which any such payment shall be made during such specified period.

e.       By accepting this Agreement, Employee hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement. Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Employee hereunder. (ii) Employee retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any liability incurred as a result of the failure of this Agreement to comply, in form or operation, with the requirements of Code Section 409A. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

14.       Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Employee related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

15.       Withholding. All amounts payable to Employee hereunder shall be subject to required payroll deductions and tax withholdings.

16.       Adjudication of Agreement.

a.       If any court or arbitrator of competent jurisdiction holds that any restriction imposed upon Employee by this Agreement exceeds the limit of restrictions that arc enforceable under applicable law, the parties desire and agree that the restriction will apply to the maximum extent that is enforceable under applicable law, agree that the court or arbitrator so holding may reform and enforce the restriction to the maximum extent that is enforceable under applicable law, and desire and request that the court or arbitrator do so.

b.       If any court or arbitrator of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement will nevertheless continue to be valid and enforceable.

17.       Modification Or Waiver Of Agreement. No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties. The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

18.       Notices. Any notices required or permitted under this Agreement will be sufficient if in writing and sent by certified mail to, in the case of Employee, the last address he has filed in writing with the Company or, in the case of the Company, its principal office.

19.       Opportunity To Consider Agreement; Legal Representation. Employee acknowledges that he has had a full opportunity to consider this Agreement, to offer suggested modifications to its terms and conditions, and to consult with an attorney of his own choosing before deciding whether to sign it.

20.       No Rule Of Strict Construction. The language of this Agreement has been approved by both parties, and no rule of strict construction will be applied against either party.

21.       Entire Agreement. This Agreement contains all of the agreements between the parties relating to Employee’s employment with the Company. The parties have no other agreements relating to Employee’s employment, written or oral. This Agreement supersedes all other agreements, arrangements, and understandings relating to Employee’s employment, and no such agreements, arrangements, or understandings are of any force or effect. The parties will execute and deliver to each other any and all such further documents and instruments, and will perform any and all such other acts, as reasonably may be necessary or proper to carry out or effect the purposes of this Agreement.

22.       Assignment Of Agreement. Employee has no right to transfer or assign any or all of his rights or interests under this Agreement. The Company may assign its rights and interests under this Agreement to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of the Company.

23.       Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

24.       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

25.       Choice Of Forum. The parties agree that the proper and exclusive forum for any action or arbitration arising out of or relating to this Agreement or arising out of or relating to Employee’s employment by the Company will be Benton County, Washington, and that any such action or arbitration will be brought only in Benton County, Washington. Employee consents to the exercise of personal jurisdiction in any such action or arbitration by the courts or arbitrators of Benton County, Washington.

26.       Governing Law. This Agreement will be construed in accord with and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Washington, without reference to the choice of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

DATED this 30 day of June, 2017

/s/ Mark Austin
Mark Austin

DATED this 30 day of June, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Jennifer Streeter
Its:	VP of HR